EXHIBIT 99.4

PRESS RELEASE

FOR IMMEDIATE RELEASE

KAR Global Bolsters Digital Marketplaces With Acquisition of Auction Frontier

Velocicast® Technology Fortifies Simulcast Capabilities and Enhances Customer Experience

CARMEL, Ind. – May 4, 2021 – KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), a leading operator of digital marketplaces for wholesale used vehicles, announces the acquisition of Auction Frontier, the pioneer of industry-leading, cloud-based auction simulcast solution Velocicast®. The acquisition reflects the importance of KAR’s ADESA Simulcast and Simulcast+ technologies—both of which are powered by Velocicast—and will accelerate future simulcast innovations to enhance marketplace speed, convenience and real-time analytics for customers.

“For over a decade, KAR has led the digital transformation of the remarketing industry, deploying powerful technologies that provide our customers with the smartest, fastest and most intuitive marketplaces for selling and sourcing inventory,” said Peter Kelly, CEO of KAR Global. “Auction Frontier has rapidly grown Velocicast to become the industry gold standard for simulcast, and we are thrilled to welcome their incredibly talented team to our organization. We have already demonstrated the power of this partnership by jointly developing ADESA Simulcast+ in 2020, the industry’s only fully-automated live-auction platform. And we look forward to supercharging the next generation of digital auction technology for our combined customers.”

Auction Frontier’s Velocicast platform powers digital simulcast sales for more than 300 wholesale and retail auctions across North America and Australia. The technology offers an easy-to-use simulcast interface that enables both sellers and buyers to quickly and efficiently make bidding, buying and selling decisions. Enhanced displays provide instant access to detailed condition reports, photos and valuation tools for vehicles across all sale lanes—meaning dealers can research vehicles, record notes to the vehicle details page and make bidding and buying decisions all through one seamlessly integrated interface. Sellers can monitor bidding activity across all lanes throughout a sale, conveniently rep vehicles, and view enhanced analytics that enable consignors to more confidently adapt sale strategy to real-time market dynamics.

“We’re thrilled to join the KAR Global family, and look forward to bringing even greater value to our customers through expanded capabilities, integrations and functionality on our Velocicast platform,” said Scott Blatter, president of Auction Frontier. “Since inception, our focus at Auction

Frontier has been on building a simulcast ‘done right’ solution—giving buyers and sellers everything they need to be successful right at their fingertips. And now, backed by the full power of KAR’s diverse portfolio of marketplace technologies, services and solutions, we’ll be able to rapidly accelerate future innovation.”

KAR first partnered with Auction Frontier in 2016, launching ADESA Simulcast in 2019. Auction Frontier was founded in 2015.

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KAR Contacts:
Media Inquiries:	Analyst Inquiries:
Jill Trudeau	Mike Eliason
(317) 796-0945	(317) 249-4559
jill.trudeau@karglobal.com	mike.eliason@karglobal.com

About KAR
KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services, including the sale of nearly 3.1 million units valued at over $40 billion through our auctions in 2020. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in about 75 countries. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Mexico, Uruguay, U.K. and Europe. For more information and the latest KAR Global news, go to www.karglobal.com and follow us on Twitter @KARspeaks.